EXHIBIT(a)(5)(G)

Investor Contact:	Media Contact:
Mark Kimbrough	Jeff Prescott
(615) 344-2688	(615) 344-5708
HCA Inc. Announces
Preliminary Results Of Tender Offer
     NASHVILLE, Tenn., November 15, 2005 — HCA Inc. (NYSE: HCA) announced today the preliminary results of its modified “Dutch” auction tender offer to purchase up to 50,000,000 shares of the Company’s common stock, which expired at 5:00 p.m., New York City time, on November 14, 2005.
     Based on the preliminary count by National City Bank, the depositary for the tender offer, approximately 28.75 million shares of common stock were properly tendered and not withdrawn at a price at or below $50.00 per share, including shares that were tendered through notice of guaranteed delivery.
     The number of shares to be purchased and the price per share are preliminary, are based on the shares tendered through notice of guaranteed delivery being validly tendered and are subject to verification by the depositary, and are therefore subject to change. The actual number of shares purchased, the final purchase price and the proration factor, if any, will be announced promptly following completion of the verification process. Payment for the shares accepted for purchase, and return of all other shares tendered, will occur promptly after completion of the final purchase price and proration computations, if applicable.
     The Company is authorized to repurchase additional shares in an amount up to the remainder of the $2.5 billion authorization (approximately $1 billion) from time to time through open market purchases, or in private or other transactions. Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, prohibits the Company from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration of the tender offer. Accordingly, any such additional repurchases outside of the tender offer may not be consummated until at least ten business days after the expiration of the tender offer.
     Any questions with regard to the tender offer may be directed to Georgeson Shareholder Communications, Inc., the information agent, at (888) 264-7052. The lead dealer manager for the tender offer was Merrill Lynch & Co. and the dealer manager for the tender offer was JPMorgan.

Cautionary Note Regarding Forward-looking Statements
     This press release contains forward-looking statements based on current management expectations, including statements regarding the Company’s objectives and expectations regarding the benefits that the tender offer may provide to the Company and its shareholders.
Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the number of shares tendered and the price at which the Company determines to purchase shares in the tender offer, (ii) the increased leverage resulting from the financing of the tender offer, (iii) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (iv) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (v) the highly competitive nature of the health care business, (vi) the continuing impact of the hurricanes on the Company’s affiliated Louisiana, Mississippi and Texas facilities and the ability to obtain recoveries under the Company’s insurance policies, (vii) the efforts of insurers, health care providers and others to contain health care costs, (viii) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers, (ix) the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the SEC, (x) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (xi) potential liabilities and other claims that may be asserted against the Company, (xii) fluctuations in the market value of the Company’s common stock, (xiii) the impact of the Company’s charity care and uninsured discounting policy changes, (xiv) changes in accounting practices, (xv) changes in general economic conditions, (xvi) future divestitures which may result in charges, (xvii) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xviii) the availability and terms of capital to fund the expansion of the Company’s business, (xix) changes in business strategy or development plans, (xxi) delays in receiving payments for services provided, (xx) the possible enactment of Federal or state health care reform, (xxii) the outcome of pending and any future tax audits, appeals and litigation associated with the Company’s tax positions, (xxiii) the outcome of the Company’s continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company’s corporate integrity agreement with the government, (xxiv) changes in Federal, state or local regulations affecting the health care industry, (xxv) the ability of the Company to consummate successfully the divestitures of ten hospitals on a timely basis and in accordance with the definitive agreements entered into with LifePoint Hospitals, Inc. and Capella Healthcare, (xxvi) the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, (xxvii) the outcome of certain class action and derivative litigation filed with respect to the Company, and (xxviii) other risk factors detailed in the Company’s filings with the SEC. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obl igation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Notwithstanding any statement in this press release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.